Exhibit 10.01

AMENDED AND RESTATED 2014 MANAGEMENT BONUS PLAN

Effective as of July 22, 2014

The President and CEO, all executives who report to the President and CEO of Meru Networks, Inc. (the “Company”), and certain other executives who do not otherwise receive variable compensation will be eligible to participate in this cash bonus plan and who have been notified of their eligibility by the Committee (as defined below) (this “Amended Plan”). This Amended Plan amends and replaces in its entirety that certain 2014 Management Bonus Plan previously approved by the Committee.

A.	ANNUAL CASH BONUS PLAN

The cash bonus available will be calculated for the second half based on a percentage of an executive’s base salary upon the Company’s achievement of revenue targets and non-GAAP EBITA targets, as described below, as well as, for executives other than the CEO, CFO and Senior Vice President of Worldwide Sales and Field Operations (“SVP Sales”), individual performance against objectives (collectively, the “Annual Cash Bonus”). Following the end of each quarter, the Revenue Bonus will be calculated and paid based on the Company’s achievement of quarterly revenue targets (or in some circumstances second half-to-date target achievement), with such payment not to exceed 100% of the executive’s targeted second half-to-date revenue bonus, subject to the terms described below and irrespective of whether the non-GAAP EBITA targets were met. Following the end of the second half, the annual cash bonus available is calculated and paid based upon the Company’s achievement of second half revenue targets and non-GAAP EBITA compared to the second half target objectives (without duplication of amounts previously paid for revenue achievement). The Revenue Bonus element of the Annual Cash Bonus will be awarded based on revenue performance irrespective of whether the Minimum Non-GAAP EBITA threshold has been met (subtracting amounts previously paid for the quarterly revenue achievement), and the Non-GAAP EBITA bonus will be awarded irrespective of whether the revenue target is achieved. In addition, except for the Company’s CEO, CFO and SVP Sales, a portion of the Annual Cash Bonus will be awarded based upon executive’s performance against certain objectives as reasonably determined by the Company’s CEO, and approved by the Company’s Compensation Committee (the “Committee”). The executive may earn more or less than his or her target bonus based on achievement of the performance goals; provided, however that the total bonus amount1 shall not exceed 100% of the executive’s targeted bonus value for second half performance. No payments were made for first half performance under this Amended Plan.

The following table provides the percentage of the executive’s base salary that is such executive’s targeted annual bonus value.

Executive Officer	Percentage of Annual Salary
President and Chief Executive Officer (CEO	100%
Chief Financial Officer (CFO)	50%
Senior Vice President Sales & Services	118%
Senior Vice Presidents (includes GM’s and General Counsel)	45%
Vice Presidents (Exec Level)	40%

[1]	The total bonus amount equals the aggregate of the Revenue Bonus (as defined below), the Non-GAAP EBITA Bonus (as defined below), and for executives other than the CEO, CFO and SVP Sales, the Management Objective Bonus (as defined below). The Revenue Bonus and Non-GAAP EBITA Bonus shall not exceed 100% of the applicable target bonus value.

I.	Revenue Bonus

50% of the overall target bonus award for the CEO and CFO, 60% of the overall target bonus award for the SVP Sales, and 40% of the overall target bonus award to the other executives, is tied to achievement of the revenue target as described in the Company’s operating plan as approved by the board of directors (the “Revenue Bonus”).

First Half (First Quarter and Second Quarter) Performance

No payment shall be made for Revenue Bonus for first half performance.

Second Half (Third Quarter and Fourth Quarter) Performance

In order for any amounts to be payable under the Revenue Bonus for the second half, the revenue target must be met at a level of at least 89.7% of the target. For achievement between 89.7% and 100% of the revenue target, the Revenue Bonus will start at a payout of 0% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 80% of the target Revenue Bonus amount for each respective executive.2 The executives are also eligible to receive an increased Revenue Bonus if the Company’s revenue exceeds the revenue target as follows: for achievement above 100% and up to 105.2% of the revenue target, the Revenue Bonus will start at a payout of 80% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 100% of the target Revenue Bonus amount for each respective executive.3

A pro rata portion of the Revenue Bonus for the second half, if any is achieved, shall be paid quarterly following each of the Company’s quarterly earnings announcements for the third and fourth quarters, respectively, based on the second half-to-date achievement of the quarterly revenue plan. If the second half-to-date revenue threshold is not met for particular quarter(s), but in a subsequent quarter the cumulative second half-to-date threshold is achieved, then the pro rata second half Revenue Bonus payment shall be made based upon the second half-to-date percentage of attainment, with such payment not to exceed 100% of the executive’s targeted second half-to-date Revenue Bonus (less any Revenue Bonus already paid).4 Following the Company’s earnings announcement covering the full year 2014, the executives may receive a Revenue Bonus based on the criteria set forth above less the amount of any Revenue Bonus payments made pursuant to this paragraph.

II.	Non-GAAP EBITA Bonus

50% of the overall target bonus award for the CEO and CFO and 40% of the overall target bonus award for each other executive is tied to non-GAAP EBITA5 (the “Non-GAAP EBITA Bonus”).

[2]	For example, in the event that the third quarter revenue is achieved at 94.8% of target level (which is the mid-point between 89.7% and 100%), the Revenue Bonuses for the third quarter will be paid at 40% of the target Revenue Bonus amount such that the quarterly payment for the Revenue Bonus for the Company’s Chief Financial Officer would equal 25% multiplied by 40% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[3]	For example, in the event that the Company’s actual revenue is 105.2% of the second half revenue target, the Revenue Bonus will be paid at 100% of the target Revenue Bonus amount for the second half such that the Revenue Bonus paid to the Company’s Chief Financial Officer would equal 100% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[4]	For example, in the third quarter if the quarterly revenue goal is achieved at 110%, the Company’s Chief Financial Officer will receive a quarterly payment for the Revenue Bonus equal to 25% multiplied by 80% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[5]	After giving effect to (i) the Revenue Bonus, (ii) the Non-GAAP EBITA Bonus, and (iii) the MBO Bonus, each as adjusted for any applicable accelerator.

First Half (First Quarter and Second Quarter) Performance

No payment shall be made for Non-GAAP EBITA Bonus for first half performance.

Second Half (Third Quarter and Fourth Quarter) Performance

In order for the Non-GAAP EBITA Bonus to be paid for the second half of 2014, the Company must achieve the minimum Non-GAAP EBITA target as approved by the Committee (the “Minimum Non-GAAP EBITA Amount”)6. Upon achievement of the Minimum Non-GAAP EBITA for the second half of 2014, the amount of the Non-GAAP EBITA Bonus will be calculated on a straight line basis starting at 0% of the target Non-GAAP EBITA Bonus upon achievement of the Minimum Non-GAAP EBITA Amount and up to 80% of the target Non-GAAP EBITA Bonus upon achievement of 100% the Non-GAAP EBITA target under the Company’s updated operating plan for the second half (the “Target Non-GAAP EBITA Amount”).7

The executives are also eligible to receive an increased Non-GAAP EBITA Bonus if the Company’s non-GAAP EBITA exceeds the Target Non- GAAP EBITA Amount as follows: for achievement above 100% and up to 158.4% of the Target-Non-GAAP-EBITA Amount, the Non-GAAP EBITA Bonus will start at a payout of 80% of the target Non-GAAP EBITA Bonus and will increase on a straight-line basis according to the percentage of achievement up to 100% target Non-GAAP EBITA Bonus for each respective executive.8

III.	Management Objective Bonus

20% of the overall target bonus award for eligible executives other than the CEO, CFO and SVP Sales shall be tied to performance by the executive against management objectives as reasonably determined in writing by the Company’s CEO and reported to the Chair of the Committee (each an “MBO Bonus”). The Company’s CEO shall determine achievement against the specific objectives, with such achievement to be approved by the Company’s Compensation Committee, and with such achievement not to exceed 100% for this portion of the Annual Cash Bonus.9

B.	GENERAL

The Committee will be responsible for the general administration and interpretation of this Amended Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Amended Plan, determine the manner and time of payment of any Annual Cash Bonuses, prescribe any necessary procedures for distribution of Annual Cash Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Amended Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Amended Plan to one or more directors and/or officers of the Company.

[6]	The Minimum Non-GAAP EBITA Amount for the second half shall equal $2.63 million less than the Target Non-GAAP EBITA Amount.
[7]	For example, in the event that second half non-GAAP EBITA is achieved at the midway point between the Minimum Non-GAAP EBITA Amount and the Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 40% of the target Non-GAAP EBITA Bonus amount, such that the Non-GAAP EBITA Bonus paid to the Company’s Chief Financial Officer for second half performance would equal 40% multiplied by 50% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[8]	For example, in the event that the Company’s actual second half non-GAAP EBITA is 158.4% of Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 100% of the target Non-GAAP EBITA Bonus for the second half, such that the Non-GAAP EBITA Bonus paid to the Company’s Chief Financial Officer would equal 100% multiplied by 50% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.
[9]	For example, in the event that the Management Objectives are reached at a level of 75%, the Management Objective Bonus paid to the Company’s General Counsel would equal 75% multiplied by 20% multiplied by 45% multiplied by the General Counsel’s annual salary.

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Amended Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

The Committee may amend, modify, suspend or terminate this Amended Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Amended Plan or in any Annual Cash Bonus awarded hereunder. Moreover, the Committee may pay up to 2/3rd of any bonus described under this Amended Plan in fully vested restricted stock units (“RSUs”).

Notwithstanding any other provision hereof or any other agreement between the Company and any participant, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules of the SEC or a stock exchange or similar body implemented pursuant thereto that is applicable to the Company), and any Annual Cash Bonuses (including, for avoidance of doubt, any quarterly portion) awarded under this Amended Plan is subject to the terms and conditions of any such recoupment or clawback policies (as as may be adopted, amended or restated from time to time).

4